UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2017

ECO-STIM ENERGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	31104	20-8203420
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

2930 W. Sam Houston Pkwy N., Suite 275, Houston, TX	77043
(Address of principal executive offices)	(Zip Code)

281-531-7200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Convertible Note Facility Agreement

On March 3, 2017, Eco-Stim Energy Solutions, Inc. (the “Company”) entered into an Amended and Restated Convertible Note Facility Agreement (the “Note Agreement”) with FT SOF VII Holdings, LLC (“Fir Tree”). The Note Agreement was executed in connection with Fir Tree’s purchase from ACM Emerging Markets Master Fund I, L.P. and ACM Multi-Strategy Delaware Holding LLC (collectively, “ACM”) of the Company’s outstanding 14% convertible notes due 2018 in the aggregate principal amount of $22,000,000 issued to ACM in 2014 (the “Existing ACM Note”) and 2,030,436 shares of the Company’s outstanding common stock, par value $0.001 per share held by ACM.

The Note Agreement replaces the previously existing convertible notes agreement by and among the Company and ACM. Pursuant to the terms of the Note Agreement, the Company issued to Fir Tree a secured promissory note (the “Amended and Restated Convertible Note”) in a principal amount of $22 million, which replaces the Existing ACM Note, and a secured promissory note (the “New Convertible Note”, and together with the Amended and Restated Convertible Note, the “Notes”) in a principal amount of approximately $19.4 million, representing an additional $17 million aggregate principal amount of convertible notes purchased from the Company by Fir Tree on March 6, 2017 and approximately $2.4 million principal amount of convertible notes issued to Fir Tree in payment of accrued and unpaid interest on the Existing ACM Note acquired by Fir Tree from ACM. The New Convertible Note (and, in certain circumstances, the Amended and Restated Convertible Note) will be automatically converted into the common stock of the Company (the “Common Stock”) at a price of $1.40 per share, contingent upon the Company receiving approval of the conversion by shareholders representing a majority of the outstanding Common Stock not held by Fir Tree, and subject to certain other conditions set forth in the Notes and the Note Agreement, including the absence of an event of default under the Notes at the time shareholder approval is received. The Company has agreed with Fir Tree to seek prompt shareholder approval of the conversion of the Notes. The unpaid principal amount of the Notes bears an interest rate of 20% per annum and matures on May 28, 2018.

The proceeds of the Notes Agreement will be primarily used for equipment purchases and other approved capital expenditures incurred in accordance with an approved operating budget.

The Note Agreement also provides for certain representations, warranties and affirmative covenants and negative covenants customary for transactions of this type, including limitations on the Company’s ability to incur certain types of additional debt, engage in transactions with affiliates, sell assets, and make unapproved capital expenditures.

The Note Agreement further provides that all obligations thereunder are and will be, subject to certain terms and exceptions, jointly and severally guaranteed by certain of the Company’s subsidiaries. All obligations under the Note Agreement are secured by liens on certain of the assets of the Company and the subsidiary guarantors.

The Note Agreement further provides for customary Events of Defaults (as such term is defined in the Note Agreement), including but not limited to: failure to make payment when due, default under other agreements, breach of warranty, failure to comply with negative covenants, bankruptcy, dissolution, impairments to Material Agreements (as such term is defined in the Note Agreement), lack of enforceability of the Transaction Documents (as such term is defined in the Note Agreement), certain ERISA events or environmental claims or nationalization resulting in a material taking of property. Upon the occurrence of any Event of Default, Fir Tree may declare all outstanding principal in respect of the Notes, accrued and unpaid interest thereon, premiums and other amounts outstanding under the Note Agreement to be due and payable.

The foregoing description is a summary of the Note Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Note Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Stockholder Rights Agreement

On March 3, 2017 and as a condition precedent for the closing of the Note Agreement, the Company entered into an Amended and Restated Stockholder Rights Agreement (the “A&R Stockholder Rights Agreement”) with Fir Tree and the certain other stockholders party thereto (the “Specified Stockholders”).

Pursuant to the A&R Stockholder Rights Agreement, Fir Tree currently has the right to nominate at least three individuals for election to the board of directors of the Company (the “Board”) for so long as Fir Tree beneficially owns at least 5% of the issued and outstanding Common Stock (calculated on a fully diluted basis). On March 6, 2017, Messrs. David Proman, Andrew Teno and Andrew Colvin were appointed to the Board pursuant to the foregoing contractual requirements. The A&R Stockholder Rights Agreement provides that certain significant Board actions can be taken only with the affirmative vote or consent of at least two directors appointed by Fir Tree.

A director nominated by Fir Tree may only be removed, with or without cause, upon Fir Tree’s written request. Fir Tree also has the right to designate for nomination a substitute designee should a vacancy on the Board is created due to the death, disability, retirement, resignation or removal of any of its previously appointed designees.

So long as Fir Tree beneficially owns at least 5% of the issued and outstanding Common Stock (calculated on a fully diluted basis), certain key actions of the Company, including but not limited to, changes in numbers of directors, sale of all or substantially all assets of the Company or issuance of a new class of capital stock, will require approval by a majority of the Board, including the affirmative vote of at least 2 directors appointed by Fir Tree.

So long as Fir Tree beneficially owns at least 5% of the issued and outstanding Common Stock (calculated on a fully diluted basis), the Company will have an audit committee, a compensation committee, and a nominating committee and will designate at least one director nominated by Fir Tree to each such committee. Mr. Teno was appointed by the Board as a member of the Company’s compensation committee, and Mr. Proman was appointed by the Board as a member of the Company’s nominating committee, pursuant to the foregoing contractual requirements. Fir Tree intends to appoint an individual who qualifies as an independent director under Nasdaq and SEC rules to the Board and the audit committee no later than 180 days following March 7, 2017.

So long as Fir Tree beneficially owns at least 10% of the issued and outstanding Common Stock (calculated on a fully diluted basis), Fir Tree will have a pre-emptive right to purchase an amount Common Stock to be issued by the Company necessary to ensure Fir Tree’s beneficial ownership does not decrease as a result of such new issuance. Subject to the same conditions and certain exceptions, Fir Tree and the Specified Stockholders will have rights of first refusal and tag-along rights to any proposed transfer of Common Stock.

The foregoing description is a summary of the A&R Stockholder Rights Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R Stockholder Rights Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Registration Rights Agreement

On March 7, 2017, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Fir Tree, pursuant to which the Company granted certain registration rights to Fir Tree with respect to the shares of Common Stock held by Fir Tree (the “Registrable Securities”), including those shares of Common Stock issuable upon the conversion of the Convertible Note. Under the Registration Rights Agreement, Fir Tree will have certain customary registration rights, including demand rights and piggyback rights, subject to certain underwriter cutbacks and issuer blackout periods. The Company will pay all fees and expenses relating to the registration and disposition of the Registrable Securities in compliance with the Company’s obligations under the Registration Rights Agreement.

The foregoing description is a summary of the Registration Rights Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is filed as Exhibit 4.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The disclosure set forth below in Item 5.02 relating to Leonel Narea’s resignation from the Board and the resulting notification provided to The NASDAQ Stock Market (“NASDAQ”) is incorporated herein by reference.

On March 7, 2017, the Company notified NASDAQ that, due to Mr. Narea’s resignation from the Audit Committee, the Company would no longer continue to satisfy the requirements of NASDAQ Listing Rule 5605(c)(2)(A), which requires the audit committee of a company with NASDAQ-listed securities to have a minimum of three members, each of whom satisfies the independence requirements set forth in NASDAQ Listing Rule 5605(a)(2). In the Company’s notice to NASDAQ, the Company also informed NASDAQ that it intends to rely upon the cure period provided by NASDAQ Listing Rule 5605(c)(4)(B), which provides a cure period to regain compliance with Listing Rule 5605(c)(2)(A). The Company expects that one of the directors initially nominated by Fir Tree will resign, and Fir Tree will nominate an independent director to join the Board and audit committee to comply with Listing Rule 5605(c)(2)(A). On March 8, 2017, the Company received a letter from NASDAQ confirming its noncompliance with Listing Rule 5605(c)(2)(A) because its audit committee is not currently composed of three independent directors.

Item 3.02 Unregistered Sales of Equity Securities.

The descriptions of the Note Agreement with respect to the issuance of common shares issuable upon conversion of the Convertible Note under Item 1.01 above are incorporated by reference into this Item 3.02.

Item 3.03 Material Modification to Rights of Security Holders.

The descriptions of the Registration Rights Agreement and A&R Stockholder Rights Agreement under Item 1.01 above are incorporated by reference into this Item 3.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 7, 2017 and pursuant to the A&R Stockholder Rights Agreement, the Board accepted the resignations of each of Carlos Fernandez, Ahmad Al-Sati, Lap Wai Chan and Leonel Narea and reduced the number of directors of the Board to seven. None of the resignations was a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with the Board’s acceptance of such resignations, Messrs. David Proman, Andrew Teno and Andrew Colvin were appointed to the Board upon their designation as directors by Fir Tree pursuant to the terms of the A&R Stockholder Rights Agreement. Mr. Teno was appointed by the Board as a member of the Company’s compensation committee, and Mr. Proman was appointed by the Board as a member of the Company’s nominating committee.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective March 7, 2017, the Board adopted the Second Amended and Restated Bylaws, which became effective upon their adoption by the Board. The Second Amended and Restated Bylaws addressed, among other things, changes to the Board composition and approval of certain key actions of the Company by directors appointed by Fir Tree, as required by the A&R Stockholder Rights Agreement.

The foregoing description is a summary of the Second Amended and Restated Bylaws, does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Bylaws, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On March 7, 2017, the Company issued a press release announcing the entry into the Note Agreement. A copy of the press release is being furnished as Exhibit 99.1 to this report.

The information furnished in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws of the Company, adopted as of March 7, 2017.

4.1	Amended and Restated Stockholder Rights Agreement, dated as of March 3, 2017, by and among Eco-Stim Energy Solutions, Inc. and the parties named therein.

4.2	Registration Rights Agreement, dated as of March 3, 2017, by and among Eco-Stim Energy Solutions, Inc. and the note purchaser named therein.

10.1	Amended and Restated Convertible Note Facility Agreement, dated as of March 3, 2017, by and between Eco-Stim Energy Solutions, Inc. and FT SOF VII Holdings, LLC.

99.1	Press Release dated March 7, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO-STIM ENERGY SOLUTIONS, INC.

	By:	/s/ Jon Christopher Boswell
Jon Christopher Boswell
President and Chief Executive Officer

Date: March 9, 2017